Exhibit 99.1

Intercept Announces Positive Pivotal Phase 3 POISE Trial Results

-OCA Meets Primary Endpoint With High Statistical Significance of p < 0.0001

-Company to Conduct Conference Call and Webcast March 17, 2014 at 8:30 a.m. ET

NEW YORK, March 16, 2014 (GLOBE NEWSWIRE) -- Intercept Pharmaceuticals, Inc. (Nasdaq:ICPT) (Intercept) today announced that its international Phase 3 POISE trial of obeticholic acid (OCA) for the treatment of primary biliary cirrhosis (PBC) demonstrated that OCA, at both a 10 mg dose and a 5 mg dose titrated to 10 mg, met the trial's primary endpoint of achieving a reduction in serum alkaline phosphatase (ALP) to < 1.67x ULN with a ≥ 15% reduction from baseline and a normal bilirubin level after 12 months of therapy. The proportion of patients meeting the POISE primary endpoint was: 10% in the placebo group, 47% in the 10 mg OCA group and 46% in the 5-10 mg OCA group (both dose groups p < 0.0001 vs placebo) in an intention to treat analysis. The placebo group experienced a mean decrease in ALP from baseline of 5%, compared to a significant mean decrease of 39% in the 10 mg OCA dose group and 33% in the 5-10 mg OCA titration group (both dose groups p < 0.0001 vs placebo). In addition, both OCA dose groups met pre-specified secondary endpoints of improvements in other liver function parameters, including GGT, ALT, AST and total bilirubin (both dose groups p < 0.0005 vs placebo).

OCA, Intercept's lead product candidate, is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR) in development for PBC, nonalcoholic steatohepatitis (NASH) and other liver and intestinal diseases.

"These POISE trial results indicate that OCA clearly produced clinically meaningful improvements, not only in the primary endpoint but also across a broad range of biochemical liver function parameters," said Professor Frederik Nevens, M.D. Ph.D., Chairman of the Department of Hepatology at the University of Leuven, Belgium and the lead investigator in POISE. "While ursodiol has been the mainstay of PBC therapy for the past 20 years, a significant proportion of patients fail to get an adequate response with this drug and we need new therapies to prevent their disease progressing to cirrhosis and liver failure. I believe that the POISE data indicate OCA will provide a meaningful clinical improvement in these patients."

"POISE is Intercept's third successful international, placebo controlled trial of OCA in PBC patients conducted over the past seven years, setting the stage for our anticipated filing for approval of OCA in the U.S., Europe and other countries," said David Shapiro, M.D., Chief Medical Officer of Intercept. "With the results of POISE and our ongoing long-term study of PBC patients on therapy for more than four years, we have shown that OCA produces a significant durable response and believe this will result in better clinical outcomes for many patients. We would like to thank the many investigators and patients who participated in POISE and our other PBC trials."

Primary Endpoint & Clinical Outcomes

In order to evaluate the clinical relevance of the POISE primary endpoint, Intercept sponsored an independent study conducted by the Global PBC Study Group (the 'PBC Supergroup'), consisting of 15 leading PBC centers in eight countries that contributed to a clinical outcomes database of more than 6,000 PBC patients. In this study, patients who did not achieve the POISE endpoint after one year were shown to have a greatly increased risk of liver transplant or death compared to those who achieved the endpoint (Hazard Ratio 2.83, p=1x10-34). The PBC Supergroup has also previously confirmed that higher ALP levels in patients correlate with increased risk of liver transplant and death.

Safety and Tolerability

Pruritus, generally mild to moderate, was the most frequently reported adverse event associated with OCA treatment (placebo: 38%, OCA 10 mg: 68%, OCA 5-10 mg titration: 56%). Eight patients discontinued due to pruritus: none in the placebo group, seven (10%) of the patients in the 10 mg OCA group, and only one (1%) of the patients in the OCA 5-10 mg titration group. Apart from pruritus, the incidence of adverse events was generally similar across both OCA and placebo groups (placebo: 90%, OCA 10 mg: 86%, OCA 5-10 mg: 89%). Overall, serious adverse events (SAEs) occurred in 22 (10%) of the patients and, although there were more SAEs in the OCA treatment groups, none were considered drug-related and there were no apparent patterns in the SAEs. PBC patients typically have significantly elevated HDL cholesterol levels and modest decreases in HDL were observed in both OCA dose groups, similar to those seen in the prior PBC clinical trials. In addition, slight decreases in triglycerides but no change in LDL cholesterol were observed in the OCA dose groups.

The POISE trial results will be presented in greater detail at the upcoming International Liver Congress of the European Association for the Study of the Liver (EASL) in April 2014.

Conference Call and Webcast at 8:30 a.m. ET

Intercept will discuss the results of the POISE trial during the previously announced conference call and audio webcast scheduled to take place on Monday, March 17, 2014 at 8:30 a.m. ET. The live event will be available on the investor page of our website at http://ir.interceptpharma.com or by calling (855) 232-3919 (toll-free domestic) or (315) 625-6894 (international) five minutes prior to the start time. A replay of the call will be available on the Intercept website approximately two hours after the completion of the call and will be archived for two weeks.

About POISE

The POISE trial studied the safety and efficacy of a once-daily treatment with OCA in PBC patients with an inadequate therapeutic response to, or who are unable to tolerate, ursodiol. The primary endpoint of the 12-month double-blind portion of the trial is the achievement of both an ALP level < 1.67x ULN with a ≥ 15% reduction from baseline and a normal bilirubin level, as compared to placebo. Patients with ALP and bilirubin levels below these thresholds have been shown in long-term clinical studies to have a significantly lower risk of progressing to liver transplant and death. There were 217 patients randomized to one of three groups in the trial: placebo, 10 mg OCA, or 5 mg OCA for six months titrated to 10 mg OCA based on clinical response; 216 patients were dosed.

Patients completing the double-blind phase had the option to continue in an open-label, longterm safety extension (LTSE) phase for another five years, during which all patients receive OCA treatment with daily doses starting at 5 mg and potentially titrating up to 25 mg a day, as clinically indicated. Of the 198 patients who completed the double-blind phase, more than 95% continued in the LTSE phase of the trial.

Additional information regarding the POISE trial can be found on the NIH clinical study listing web site: http://clinicaltrials.gov/ct2/show/NCT01473524.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat orphan and more prevalent liver and intestinal diseases utilizing its expertise in bile acid chemistry. The company's lead product candidate, obeticholic acid (OCA), is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR). OCA is being developed for a variety of chronic liver diseases and patient populations including primary biliary cirrhosis (PBC), nonalcoholic steatohepatitis (NASH), cirrhosis, portal hypertension, alcoholic hepatitis, primary sclerosing cholangitis (PSC) and bile acid diarrhea. OCA has received orphan drug designation in both the United States and Europe for the treatment of PBC and PSC. Intercept owns worldwide rights to OCA outside of Japan and China, where it has out-licensed the product candidate to Dainippon Sumitomo Pharma. For more information about Intercept, please visit the Company's website at: www.interceptpharma.com.

About Primary Biliary Cirrhosis

PBC is an autoimmune liver disease that may progress to cirrhosis and liver failure, and it is currently the fifth leading indication for liver transplant in the United States. It is primarily a disease of women, afflicting approximately one in 1,000 women over the age of 40. Clinically, the progress of the disease is assessed by measuring the blood levels of alkaline phosphatase (ALP) and bilirubin, which have been shown to correlate with risk of adverse outcomes. Ursodiol is the only approved drug treatment for PBC and studies have shown that up to 50% of PBC patients fail to respond adequately, thereby remaining at risk of adverse outcomes.

Safe Harbor Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the utility of the selected endpoint for POISE; the acceptance by regulatory authorities of the POISE trial endpoint or results; clinical and regulatory developments for OCA; the anticipated timeframe for the commencement, completion and receipt of results from the clinical trials in OCA and for the making of regulatory submissions; the anticipated results of our clinical and preclinical trials and other development activities; and our strategic directives under the caption "About Intercept." These "forward-looking statements" are based on management's current expectations of future events and are subject to a number of important risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the initiation, cost, timing, progress and results of Intercept's development activities, preclinical studies and clinical trials; the timing of and Intercept's ability to obtain and maintain regulatory approval of OCA, INT- 767 and any other product candidates it may develop, particularly the possibility that regulatory authorities may require clinical outcomes data (and not just results based on achievement of a surrogate endpoint) as a condition to any marketing approval for OCA, and any related restrictions, limitations, and/or warnings in the label of any approved product candidates; Intercept's plans to research, develop and commercialize its product candidates; the election by Intercept's collaborators to pursue research, development and commercialization activities; Intercept's ability to attract collaborators with development, regulatory and commercialization expertise; Intercept's ability to obtain and maintain intellectual property protection for its product candidates; Intercept's ability to successfully commercialize its product candidates; the size and growth of the markets for Intercept's product candidates and its ability to serve those markets; the rate and degree of market acceptance of any future products; the success of competing drugs that are or become available; regulatory developments in the United States and other countries; the performance of third-party suppliers and manufacturers; Intercept's need for and ability to obtain additional financing; Intercept's estimates regarding expenses, future revenues and capital requirements and the accuracy thereof; Intercept's use of the proceeds from its initial public offering in October 2012 and follow-on offering in June 2013; Intercept's ability to retain key scientific or management personnel; and other factors discussed under the heading "Risk Factors" contained in Intercept's annual report on Form 10-K for the year ended December 31, 2013 filed on March 14, 2014 as well as any updates to these risk factors filed from time to time in Intercept's other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intercept undertakes no duty to update this information unless required by law.

CONTACT:	For more information about Intercept,
please contact Barbara Duncan or
Senthil Sundaram, both of
Intercept Pharmaceuticals at 1-646-747-1000.
Media inquiries: media@interceptpharma.com
Investor inquiries: investors@interceptpharma.com